Exhibit 99.1

GAP INC. REPORTS JUNE SALES DOWN 9 PERCENT;
COMPARABLE STORE SALES DOWN 10 PERCENT

SAN FRANCISCO - July 9, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $1.29 billion for the five-week period ended July 4, 2009, which represents a 9 percent decrease compared with net sales of $1.41 billion for the five-week period ended July 5, 2008. The company's comparable store sales for June 2009 were down 10 percent compared with a 7 percent decrease in June 2008.

Comparable store sales for June 2009 were as follows:

  Gap North America: negative 10 percent versus negative 5 percent last year
  Banana Republic North America: negative 20 percent versus negative 5 percent last year
  Old Navy North America: negative 7 percent versus negative 10 percent last year
  International: negative 5 percent versus negative 7 percent last year

"June was a transitional month as all of our brands made progress clearing through summer merchandise," said Sabrina Simmons, chief financial officer of Gap Inc. "We're pleased that our total company merchandise margins were above last year."

Year-to-date net sales were $5.45 billion for the 22 weeks ended July 4, 2009, a decrease of 7 percent compared with net sales of $5.88 billion for the 22 weeks ended July 5, 2008. The company's year-to-date comparable store sales decreased 8 percent compared with an 11 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

July Sales

The company will report July sales on August 6, 2009.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798